As filed with the U.S. Securities and Exchange Commission on February 15, 2008
Registration No. 333-147608

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NaviSite, Inc.
(Exact name of registrant as specified in its charter)

Delaware	52-2137343
(State or other jurisdiction of	(I. R. S. Employer
incorporation or organization)	Identification Number)
400 Minuteman Road
Andover, Massachusetts 01810
(978) 682-8300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Monique Cormier, Esq.
General Counsel and Secretary
NaviSite, Inc.
400 Minuteman Road
Andover, Massachusetts 01810
(978) 682-8300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Thomas B. Rosedale, Esq.
BRL Law Group LLC
31 St. James Avenue
Boston, Massachusetts 02116
(617) 399-6931

Approximate date of commencement of proposed sale to the public: As soon as possible after the registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		PROPOSED	PROPOSED
		MAXIMUM	MAXIMUM
TITLE OF SHARES	AMOUNT TO	OFFERING	AGGREGATE	AMOUNT
TO BE	BE	PRICE	OFFERING	OF REGISTRATION
REGISTERED	REGISTERED	PER SHARE	PRICE	FEE
Series A Convertible Preferred Stock, $0.01 par value per share	3,187,500 (1)	$8.00 (2)	$25,500,000.00 (2)	$788 (3)
Common Stock, $0.01 par value per share	4,040,203 (4)	$8.51 (5)	$3,533,377.53 (5)	$109 (6)

(1)	The Registrant has completed a transaction in which it issued shares of the Registrant’s Series A Convertible Preferred Stock, $0.01 par value per share. The Registrant is registering for resale 3,187,500 shares of the Registrant’s Series A Convertible Preferred Stock. Pursuant to Rule 416 under the Securities Act of 1933, the shares being registered hereunder include such indeterminate number of shares of Series A Convertible Preferred Stock as may be issuable with respect to the shares being registered hereunder as a result of stock dividends or similar transactions affecting the shares to be offered by the selling stockholders.

(2)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(3)	A registration fee of $768 was previously paid in connection with the original filing on November 23, 2007 for the registration of 3,125,000 shares of the Registrant’s Series A Convertible Preferred Stock. Concurrently with this filing, the Registrant paid a registration fee of $20 for the additional 62,500 shares of Series A Convertible Preferred Stock registered hereby.

(4)	The Registrant is registering for resale (i) 3,625,000 shares of the Registrant’s Common Stock, which represents the underlying shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock and (ii) 415,203 shares of the Registrant’s Common Stock issuable upon exercise of two warrants. Such amount includes up to 500,000 shares of Common Stock, part or all of which may become issuable pursuant to adjustments to the conversion price of the Series A Convertible Preferred Stock. Pursuant to Rule 416 under the Securities Act of 1933, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may become issuable pursuant to antidilution provisions of the warrants or may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, recapitalization or similar transactions affecting the shares to be offered by the selling stockholders.

(5)	Estimated solely for the purpose of calculating the registration fee and based on the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Capital Market on November 21, 2007 in accordance with Rule 457(c) under the Securities Act of 1933, as amended. Pursuant to Rule 457(i), no additional registration fee is required for the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock because no additional consideration will be received in connection with any such conversion.

(6)	The Registrant previously paid this registration fee in connection with the original filing on November 23, 2007.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
NaviSite, Inc.
3,187,500 Shares of Series A Convertible Preferred Stock, $0.01 par value per share
3,625,000 Shares of Common Stock, $0.01 par value per share, issuable upon conversion of the Series A Convertible Preferred Stock
415,203 Shares of Common Stock, $0.01 par value
per share

     This prospectus relates solely to the resale from time to time of:
•	up to 3,187,500 shares of Series A Convertible Preferred Stock, $0.01 par value per share (the “Preferred Stock”) of the Company issued and sold to twelve selling stockholders;

•	up to 3,625,000 shares of our common stock, $0.01 par value per share (the “Common Stock”) issuable upon conversion of the Preferred Stock by twelve selling stockholders; and

•	415,203 shares of our Common Stock issuable upon exercise of warrants issued by the Company to two selling stockholders.
     Shares of Preferred Stock shall be entitled to receive annual dividends as follows: (i) 8% until September 15, 2008; (ii) 10% from September 16, 2008 until March 15, 2009; and (iii) 12% thereafter. Such dividends will be paid in kind in the form of shares of Preferred Stock. Shares of Preferred Stock will be convertible into a number of shares of Common Stock equal to the redemption price then in effect divided by the conversion price then in effect. Shares of Preferred Stock are not currently convertible and will not be convertible until the earlier of (i) March 15, 2009 or (ii) a default under the Company’s Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock of the Company (the “Certificate of Designation”). Under certain circumstances, the Company must redeem the outstanding shares of Preferred Stock. At any time, the Company has the option to redeem the outstanding shares of Preferred Stock at the then-applicable redemption price. For a detailed description of the Preferred Stock, see “Description of Capital Stock” beginning on page 21.
     All of the shares being offered by this prospectus are being offered by the selling stockholders named in this prospectus. This offering is not being underwritten. We will not receive any proceeds from the sale of the shares of our Preferred Stock or Common Stock in this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of such warrant, which is $0.01 per share. The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares of Preferred Stock or Common Stock or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The prices at which the selling stockholders may sell the shares may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties.
     Our Common Stock is traded on the Nasdaq Capital Market under the symbol “NAVI”. On February 13, 2008, the closing sale price of our Common Stock on the Nasdaq Capital Market was $4.42 per share. You are urged to obtain current market quotations for our Common Stock.
     The shares of Preferred Stock sold using this prospectus will not be tradeable on the Nasdaq Capital Market and we do not intend to list the Preferred Stock on any national securities exchange or automated quotation system.

INVESTING IN OUR PREFERRED STOCK OR OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 15, 2008.

ABOUT THIS PROSPECTUS
     No person has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by NaviSite or the selling stockholders. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to, or solicitation of, any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

PROSPECTUS SUMMARY
     You should read the following summary together with the more detailed information appearing elsewhere in this prospectus and the financial statements and related notes and other information incorporated by reference in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors” before investing in our Preferred Stock or Common Stock. All references to “we,” “our,” “us,” and “NaviSite” refer to NaviSite, Inc. and its direct and indirect subsidiaries.
Our Business
     NaviSite is an application management and internet solutions provider to middle market companies. We offer a range of Enterprise Resource Planning (“ERP”) application solutions, custom applications, managed infrastructure services, hosting services, co-location, content delivery and consulting to more than 1,400 customers helping them to achieve superior business results. Our goal is to be the leading provider of managed application services to the mid-market.
     Our core competencies are to customize, implement and support outsourced ERP solutions. These packaged, third party applications include Oracle e-Business Suite, PeopleSoft Enterprise, Siebel, JD Edwards, Fusion, Lawson, Kronos and Microsoft Dynamics. By managing both the application and infrastructure, we are able to address one the key challenges faced by mid-market IT organizations today — that of increasing complexity, competitive pressures and declining or limited resources.
     We provide our services from a global platform of 15 data centers in the United States, one in the United Kingdom and a Network Operations Center in India. Using this platform, we leverage innovative and scalable uses of technology along with subject matter expertise of our professional staff to deliver what we believe are cost-effective, flexible solutions that provide responsive and predictable levels of service to meet our customers’ business needs. Combining our technology, domain expertise and a competitive fixed cost infrastructure, we demonstrate to our customers the cost and functional advantages of outsourcing with a proven partner like NaviSite. We are dedicated to delivering quality services and meeting rigorous standards including maintenance of SAS 70 Type II compliance and Microsoft Gold and Oracle Certified Partner certifications.
     In addition to delivering packaged application support, we are able to leverage our application services platform, NaviViewTM, to enable our partners’ software to be delivered on-demand, providing them with an alternative delivery model to the traditional licensed software model. As the platform provider for an increasing number of independent software vendors (“ISV”), we enable solutions and services to a wider and growing customer base.
     Our services include:
     ERP Application Management
•	ERP Application management services — Customer defined services for specific packaged applications.
•	Applications include:
•	Oracle e-Business Suite

•	PeopleSoft Enterprise

•	Siebel

•	JD Edwards

•	Oracle Fusion

•	Lawson M3 and S3

•	Kronos

•	Microsoft Dynamics

Services include implementation, upgrade support, monitoring, diagnostics, problem resolution and functional end-user support.
     Hosting Services
•	Managed Hosting Services — Hardware and software support delivered from one of our 16 data centers. Services include dedicated and virtualized hosting, business continuity and disaster recovery, connectivity, content distribution, database administration and performance tuning, hardware management, monitoring, network management, security management, server and operating system management and storage management.
•	Software as a Service (“SaaS”) — Enablement of Software as a Service to the ISV community. Services include SaaS starter kits and services specific to the needs of ISVs who offer their software in an on-demand or subscription mode.
•	Content Delivery — The delivery of software electronically using NaviSite’s accelerated content distribution technology.
•	Co-location — Physical space offered in a data center. In addition to providing the physical space, NaviSite offers environmental support, specified power with back-up power generation and network connectivity options.
     Professional Services
•	ERP Services — Planning, implementation, optimization, enhancement and upgrade support for third party ERP applications we support.
•	Custom Development Services — Planning, implementation, optimization and enhancement for custom applications that we or our customers have developed.
     We provide these services to a range of vertical industries, including financial services, healthcare and pharmaceutical, manufacturing and distribution, publishing, media and communications, business services and public sector and software, through both our own sales force and sales channel relationships.
     Our managed application and hosting services are facilitated by our proprietary NaviViewTM collaborative application management platform. Our NaviViewTM platform enables us to provide highly efficient, effective and customized management of enterprise applications and hosted infrastructure that we support as part of our service offering. Comprised of a suite of third-party and proprietary products, NaviViewTM provides tools designed specifically to meet the needs of customers who outsource their IT needs. We also use this platform for electronic software distribution for software vendors and to enable software to be delivered on-demand over the Internet.
     Supporting both our managed hosting services and applications services is a range of hardware and software technologies that are designed for the specific needs of our customers. NaviSite is a leader in using virtualized processing, storage and networking as a platform to optimize services for performance, cost and operational efficiency. Utilizing both hardware and software based virtualization strategies, NaviSite continues to innovate as technology develops and becomes available to IT organizations.
     We believe that the combination of NaviViewTM, our dedicated and virtual platform, with our physical infrastructure and technical staff gives us a unique ability to provide on-demand application services for mid-market ERP application management and managed hosting customers. NaviViewTM is application and operating platform neutral as its on-demand provisioning capability is not dependent on the individual software application. Designed to enable enterprise software applications to be provisioned and used as an on-demand solution, the NaviViewTM technology allows us to offer new solutions to our software vendors and new products to our current customers.
     We believe that our data centers and infrastructure have the capacity necessary to expand our business for the foreseeable future. Further, trends in hardware virtualization and the density of computing resources, which reduce the data center footprint, are favorable to NaviSite’s services oriented offerings as compared with traditional co-location or managed hosting providers. Our services combine our developed infrastructure with established processes and procedures for delivering hosting and application management services. Our high availability infrastructure, high performance monitoring systems, and proactive and collaborative problem resolution and change management processes are designed to identify and address potentially crippling problems before they disrupt our customers’ operations.
     We currently service approximately 1,400 customers. Our hosted customers typically enter into service agreements for a term of one to three years, with monthly payments, that provide us with a recurring revenue base. Our revenue growth comes from adding new customers and delivering additional services to existing customers. Our recurring revenue base is affected by new customers and renewals and terminations with existing customers.
     We were formed in 1996 within CMGI, Inc., our former majority stockholder, to support the networks and host Web sites of CMGI, its subsidiaries and several of its affiliated companies. In 1997, we began offering and supplying Web site hosting and management services to companies not affiliated with CMGI. We were incorporated in Delaware in December 1998. In October 1999, we completed our initial public offering of common stock and remained a majority-owned subsidiary of CMGI until September 2002, at which time ClearBlue Technologies, Inc. became our majority stockholder.
•	In December 2002, we acquired all of the issued and outstanding stock of ClearBlue Technologies Management, Inc., a subsidiary of ClearBlue Technologies, Inc., which previously had acquired assets from the bankrupt estate of AppliedTheory Corporation related to application management and application hosting services. This acquisition added application management and development capabilities to our managed application services.

•	In February 2003, we acquired Avasta, Inc., a provider of application management services, adding automated application and device monitoring software capabilities to our managed application services.

•	In April 2003, we acquired Conxion Corporation, a provider of application hosting, content and electronic software distribution and security services. This acquisition added proprietary content delivery software and related network agreements to our managed application services and managed infrastructure services.

•	In May 2003, we acquired assets of Interliant, Inc. related to managed messaging, application hosting and application development services. This acquisition added messaging-specific services and capabilities and IBM Lotus Domino expertise, and formed the core of our managed messaging services.

•	In August 2003, we acquired assets of CBT related to co-location, bandwidth, security and disaster recovery services, enhancing our managed infrastructure services and adding physical plant assets. Specifically, we acquired all of the outstanding shares of six wholly-owned subsidiaries of CBT with data centers located in Chicago, Illinois, Las Vegas, Nevada, Los Angeles, California, Milwaukee, Wisconsin, Oakbrook, Illinois, and Vienna, Virginia and assumed the revenue and expenses of four additional wholly-owned subsidiaries of CBT with data centers located in Dallas, Texas, New York, New York, San Francisco, California, and Santa Clara, California, which four entities we later acquired.

•	In June 2004, we completed the acquisition of substantially all of the assets and liabilities of Surebridge, Inc., a privately held provider of managed application services for mid-market companies. This acquisition broadened our managed application services, particularly in the areas of financial management, supply chain management, human resources management and customer relationship management.

•	In August 2007, we acquired the assets of Alabanza, LLC and Hosting Ventures, LLC and all of the issued and outstanding stock of Jupiter Hosting, Inc. These acquisitions provided additional managed hosting customers, proprietary software for provisioning and additional data center space in the San Francisco Bay Area market.

•	In September 2007, we acquired all of the issued and outstanding stock of netASPx, Inc by merger. Based in Minneapolis, Minnesota, the acquisition of netASPx, Inc. added functional expertise in the Lawson and Kronos ERP applications and 18,000 square feet of data center capacity in the Midwest.
Our Industry
     The dramatic and continued growth in Internet use and the enhanced functionality, accessibility and security of Internet-enabled applications have made conducting business on the Internet a necessity in the mid-market. In addition, the challenges faced by mid-market companies have them increasingly looking to outsource IT services as an attractive alternative to traditional approaches of providing these functions in-house. Driven by the increased complexity of ERP applications, the costs of operating them and reduced resources and budget companies have to devote to these applications, companies are increasingly looking for cost-effective alternatives. We believe that an emerging and fast growing trend in the mid-market is the increased use of managed IT infrastructure and applications by companies to allow them to focus and enhance their core business operations, increase efficiencies and remain competitive. These applications extend beyond Web sites to business process software applications such as financial, email, enterprise resource planning, supply chain management and customer relationship management. Organizations have become increasingly dependent on these applications and they have evolved into important components of their businesses. In addition, we believe that the pervasiveness of the Internet and quality of network infrastructure, along with the dramatic decline in the pricing of computing technology and network bandwidth, have made the outsourced delivery model for application services an attractive choice for mid-market companies. We believe that the recent adoption of alternative software licensing models by software industry market leaders is driving other software vendors in this direction and, consequently, generating strong industry growth.
     As enterprises seek to remain competitive and improve profitability, we believe they will continue to implement increasingly sophisticated applications and delivery models. Some of the potential benefits of these applications and delivery models include the ability to:
•	Increase business operating efficiencies and reduce costs by using best of breed applications;

•	Build and enhance customer relationships by providing Internet-enabled customer service and technical support;

•	Manage vendor and supplier relationships through Internet-enabled technologies, such as online training and online sales and marketing;

•	Communicate and conduct business more rapidly and cost-effectively with customers, suppliers and employees worldwide; and

•	Improve service and lower the cost of software ownership by the adoption of new Internet-enabled software delivery models.
     These benefits have driven increased use of information technology infrastructure and applications, which in turn has created a strong demand for specialized information technology support and applications expertise. An increasing number of businesses are choosing to outsource the hosting and management of these applications.
     The trend towards outsourced hosting and management of information technology infrastructure and applications by mid-market companies and organizations is driven by a number of factors, including:
•	Developments by major hardware and software vendors that facilitate outsourcing;

•	Advances in virtualization and high density computing that is beyond the skill and cost ability of the typical mid-market enterprise;

•	The need to improve the reliability, availability and overall performance of applications as they increase in importance and complexity;
•	The need to focus on core business operations;
•	Challenges and costs of hiring, training and retaining application engineers and information technology employees with the requisite range of information technology expertise; and
•	The increasing complexity of managing the operations of Internet-enabled applications.
     Notwithstanding increasing demand for these services, we believe the number of providers has decreased over the past three years, primarily as a result of industry consolidation. We believe this consolidation trend will continue and will benefit a small number of service providers that have the resources and infrastructure to cost effectively provide the scalability, performance, reliability and business continuity that customers expect.
Our Strategy
     Our goal is to become the leading provider of outsourced managed applications and hosted services for mid-market companies and organizations. Further, our financial business objective is to market and deliver high value application services to generate the highest revenue per square foot of available capacity in our data centers. Key elements of our strategy are to:
     Provide Excellent Customer Service. We are committed to providing all of our customers with a high level of customer support. We believe that through the acquisition of several businesses we have had the benefit of consolidating best of breed account management and customer support practices that ensure that we are achieving this goal.
     Innovate and Leverage our Technology Platform. We will continue to expand our platform leverage by continued use of virtualization and utility type services. We believe the typical mid-market organization is not able to take advantage of these technology developments because of their complexity and cost. By continually updating our platform, we will continue to drive our competitiveness with higher value services at competitive prices.
     Expand Our Global Delivery Capabilities. We believe that global delivery is an integral piece of our long-term strategy in that it directly maps to our overall goal of service and operational excellence for our customers. By leveraging a global delivery solution, we believe that we will be able to continue to deliver superior services and technical expertise at a competitive cost and enhance the value proposition for our customers.
     Improve Operating Margins Through Efficiencies. We have made significant improvements to our overall cost structure. We intend to continue to improve operating margins as we grow revenue and improve the efficiency of our operations. As we grow, we will take advantage of our infrastructure capacity, our NaviViewTM platform and our automated processes. Due to the fixed cost nature of our infrastructure, we believe that increased customer revenue will result in incremental improvements in our operating margins.
     Grow Through Disciplined Acquisitions. We intend to derive a portion of our future growth through acquisitions of technologies, products and companies that improve our services and strengthen our position in our target markets. By utilizing our experience in acquiring and effectively integrating complementary companies, we can eliminate duplicative operations, reduce costs and improve our operating margins. We intend to acquire companies that provide valuable technical capabilities and entry into target markets, and allow us to take advantage of our existing technical and physical infrastructure.
     Continue to Broaden Our Service Offerings. We continue to broaden our service offerings to compete more effectively in the mid-market by offering a range of packaged solutions. With our professional services and deep operational expertise, we effectively deliver to our customers a full range of services for Oracle, PeopleSoft, J.D. Edwards, Siebel, Lawson, Kronos and Microsoft Dynamics solutions. We believe that these services will help our customers achieve peak effectiveness with their systems and, as a full service provider for a broad range of applications, we are able to create leverage and cross and up sell opportunities in a manner that is unparalleled in the marketplace.
Corporate Information
     Our principal executive offices are located at 400 Minuteman Road, Andover, Massachusetts 01810 and our telephone number is (978) 682-8300. Our website can be found at www.navisite.com. The information available on, or that can be accessed through, our website is not a part of this prospectus. Our Common Stock trades on the Nasdaq Capital Market under the trading symbol “NAVI”.
The Offering

Preferred Stock offered by the selling stockholders	Up to 3,187,500 shares of Series A Convertible Preferred Stock and the additional shares of Series A Convertible Preferred Stock as may be issuable with respect to the shares of Series A Convertible Preferred Stock being registered hereunder as a result of stock dividends.

Common Stock offered by the selling stockholders	Up to 3,625,000 shares of Common Stock (which represents the underlying shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock) and the additional shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, recapitalization or similar transactions affecting the shares to be offered by the selling stockholders.

415,203 shares of Common Stock issuable upon exercise of two warrants issued by the Company to the selling stockholders. Each warrant was issued in the transaction described below under “The Transactions.”

Use of Proceeds	We will not receive any proceeds from the sale of shares in this offering. Upon any exercise of either warrant by payment of cash, however, we will receive the exercise price of such warrant, which is $0.01 per share for an aggregate of 415,203 shares of Common Stock. To the extent we receive cash upon any exercise of either warrant, we expect to use that cash for general corporate and working capital purposes.

Nasdaq Capital Market symbol for the Common Stock	NAVI
All of the shares being offered by this prospectus are being offered by the selling stockholders listed herein under “Selling Stockholders” below. The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares or interests therein from time to time through public or private transactions at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated, as described in greater detail under “Plan of Distribution” below.
The Transactions
Amendment to Credit and Guaranty Agreement
On February 13, 2007 (the “Closing Date”), the Company entered into Amendment No. 4 and Waiver to Credit and Guaranty Agreement (the “Amendment”) with Silver Point Finance, LLC (“Silver Point”) and certain affiliated entities (collectively, with Silver Point, the “Silver Point Lenders”). The Company and the Lenders were parties to that certain Credit and Guaranty Agreement (the “Silver Point Credit Agreement”), dated as of April 11, 2006, whereby the Silver Point Lenders provided to the Company a $70 million senior secured term loan facility and a $3 million senior secured revolving credit facility. Under the Amendment, the Lenders provided to the Company an additional term loan in the original principal amount of $3,762,753 (the “Supplemental Term Loan”). Pursuant to the Silver Point Credit Agreement, the Lenders had the right to require the Company to borrow amounts on substantially the same terms as the existing term loan under the Silver Point Credit Agreement. On June 8, 2007, the Company used amounts borrowed to repay approximately $79,000,000 to Silver Point, which included all outstanding principal and accrued but unpaid interest under a term note and a revolving note, dated as of April 11, 2006 (the “Silver Point Notes”) pursuant to the Silver Point Credit Agreement and all prepayment fees. In connection with the repayment to Silver Point, the Silver Point Notes and the Silver Point Credit Agreement were paid in full and terminated.
Warrants to Purchase Company Stock
     On the Closing Date, in connection with the Amendment and pursuant to the Silver Point Credit Agreement, the Company issued two warrants to purchase an aggregate of 415,203 shares of Common Stock (representing 1% of the fully diluted common equity of the Company) (subject to adjustment) of the Company pursuant to a Warrant Purchase Agreement by and between the Company, SPCP Group, LLC and SPCP Group III LLC, each a Delaware limited liability company and an affiliated entity of Silver Point. SPCP Group, LLC was issued a warrant to purchase 311,402 shares of Common Stock of the Company at an exercise price of $.01 per share (“Warrant No. B-1”), and SPCP Group III LLC was issued a warrant to purchase 103,801 shares of Common Stock of the Company at an exercise price of $.01 per share (“Warrant No. B-2”, and together with Warrant No. B-1, the “Warrants”). The Warrants are subject to potential weighted-average anti-dilution adjustments that could result in additional shares being issuable upon exercise of the Warrants. In no event shall the Warrants be exercisable for a number of shares that will cause the warrantholders, together with their affiliates and any other group member (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), to beneficially own in excess of 9.99% of the number of shares of Common Stock of the Company outstanding immediately after giving effect to such exercise. The Warrants expire on February 13, 2017.
Acquisition of netASPx, Inc.
     On September 12, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated September 12, 2007 by and among the Company, NSite Acquisition Corp., a wholly-owned subsidiary of the Company, netASPx, Inc. (“netASPx”) and GTCR Fund VI, L.P. (as stockholder representative).
     Pursuant to the Merger Agreement, the Company acquired all of the issued and outstanding shares of netASPx’s capital stock. The stockholders of netASPx and the holders of stock options to acquire common stock that were “in the money” at the time of the closing of the merger received an aggregate of (i) 3,125,000 shares of the Preferred Stock, valued at $25 million (assuming a value of $8.00 per share) (the “Stock Consideration”) and (ii) $15 million of cash (the “Cash Consideration”), subject to adjustment, including based on netASPx’s closing cash balance. All stock options of netASPx terminated at closing. All holders of stock options whose exercise price was less than the merger consideration per share at closing received consideration solely from the Cash Consideration.
     In connection with the Merger Agreement, the Company and GTCR Fund VI, L.P. (as stockholder representative) entered into an escrow agreement with an escrow agent pursuant to which the Company placed $3,150,000 of the Stock Consideration (393,750 shares of the Preferred Stock), assuming a value of $8.00 per share, in an escrow account for nine months to secure indemnification obligations to the Company and NSite Acquisition Corp.
     Pursuant to the Merger Agreement, NSite Acquisition Corp. merged with and into netASPx on September 12, 2007 and netASPx continued as the surviving corporation and as a wholly-owned subsidiary of the Company (the “Surviving Corporation”). On October 3, 2007, pursuant to the terms of the Merger Agreement, the Company merged the Surviving Corporation with and into netASPx, LLC, a limited liability company wholly-owned by the Company, with the limited liability company continuing as the surviving entity.

Series A Convertible Preferred Stock
     Pursuant to the Merger Agreement, on September 12, 2007, the Company filed the Certificate of Designation with the Secretary of State of the State of Delaware. The holders of shares of Preferred Stock shall be entitled to receive annual dividends as follows: (i) 8% until September 15, 2008; (ii) 10% from September 16, 2008 until March 15, 2009; and (iii) 12% thereafter. Such dividends will be paid in kind in the form of shares of Preferred Stock. After March 15, 2009 (or earlier in certain circumstances), each share of Preferred Stock will be convertible, at the option of the holder, into Common Stock of the Company at a conversion price of $8 per share, subject to customary adjustments for stock splits, reverse stock splits, stock dividends, recapitalizations and such other adjustments. In no event shall the number of shares of Common Stock of the Company issuable upon conversion of the Preferred Stock plus any other shares of Common Stock of the Company issuable in connection with the Preferred Stock be greater than 6,692,856 shares of the Company’s outstanding Common Stock without the approval of our stockholders in accordance with the applicable rules and regulations of The Nasdaq Stock Market. Any shares of Preferred Stock not converted into Common Stock as a result of this limitation are required to be redeemed by us for an amount in cash equal to the then-applicable redemption price per share. At any time, the Company has the option to redeem the outstanding shares of Preferred Stock for an amount in cash equal to the then-applicable redemption price per share. In the event the Company consummates an equity or subordinated debt financing, the Company is required to use 50% of the net proceeds from such financing to redeem the outstanding shares of Preferred Stock at the then-applicable redemption price within 20 days. At any time after August 1, 2013, within 20 days after receipt of a written request from the holders of not less than a majority of our then outstanding Preferred Stock, we are required to redeem all of our then outstanding shares of Preferred Stock.
Registration Rights Agreement
     In connection with the issuance of the shares of our Preferred Stock to the stockholders of netASPx, the Company and GTCR Fund VI, L.P. (as stockholder representative) entered into a Registration Rights Agreement under which we agreed, at our sole expense, by November 30, 2007, to file a registration statement under the Securities Act of 1933, as amended, covering resale of the shares of our Preferred Stock issued to the stockholders of netASPx pursuant to the Merger Agreement and the shares of our Common Stock issued or issuable upon conversion of the shares of Preferred Stock issued to the stockholders of netASPx pursuant to the Merger Agreement.
      Should the registration statement not be declared effective by the Securities and Exchange Commission by January 31, 2008, then, under the terms of the Certificate of Designation, the paid in kind dividend rate will immediately increase by 2% and will increase by an additional 2% on each subsequent quarterly dividend payment date until the registration statement is declared effective. Upon effectiveness of the registration statement the paid in kind dividend rate will revert back to the applicable rate described above.
     We are registering the shares of Preferred Stock and the shares of Common Stock covered by this prospectus in order to fulfill our contractual obligations to the selling stockholders contained in the Registration Rights Agreement and in the Warrant Purchase Agreement. Registration of the shares covered by this prospectus does not necessarily mean that all or any portion of such shares will be offered for sale by the selling stockholders.
Recent Developments
     In November 2007, the Company, pursuant to its integration plans, closed the former Alabanza data center in Baltimore, Maryland and moved all equipment to the Company’s data center in Andover, Massachusetts. In connection with this move, the Company encountered unforeseen circumstances which led to extended down-time for certain of its customers.
     In December 2007, the Company was served notice of a plaintiff seeking a class status for the customers affected by the service outage. The total damages claimed approximate $5.0 million. In January 2008, the Company was served notice of another plaintiff seeking a class status for the customers affected by the service outage. The total damages claimed approximate $10.0 million. The Company believes that potential plaintiffs may be denied class status and further, that the plaintiffs’ claims are without merit. The Company plans to defend itself vigorously; however, at this time, due to the inherent uncertainty of litigation, we are not able to predict the possible outcome of the suits and their ultimate effect, if any, on our business, financial condition, results of operations or cash flows.
RISK FACTORS
          You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our Common Stock or Preferred Stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and related notes.
Risks Relating to Our Business
     We have a history of losses and may never achieve or sustain profitability. We have never been profitable and may never become profitable. As of October 31, 2007, we had incurred losses since our incorporation resulting in an accumulated deficit of approximately $500.1 million. During the fiscal year ended July 31, 2007, we had a net loss of approximately $25.9 million and during the three months ended October 31, 2007, we had a net loss attributable to common stockholders of approximately $4.8 million. We may continue to incur losses in the future. As a result, we can give no assurance that we will achieve profitability or be capable of sustaining profitable operations.

     Our financing agreement with a syndicated group of lenders includes various covenants and restrictions that may negatively affect our liquidity and our ability to operate and manage our business. As of January 29, 2008, we owed approximately $114.5 million under a Credit Agreement with a syndicated group of lenders. The Credit Agreement:
•	restricts our ability to create, incur, assume, or permit to exist any additional indebtedness, excluding certain limited exemptions;

•	restricts our ability to create, incur, assume or permit to exist any lien on any of our assets, excluding certain limited exemptions;

•	restricts our ability to make investments, with certain limited exemptions;

•	requires that we meet financial covenants for leverage, fixed charges and capital expenditures;

•	restricts our ability to enter into any transaction of merger or consolidation, excluding certain limited exemptions;

•	restricts our ability to sell assets or purchase or otherwise acquire the property of any person, excluding certain limited exemptions;

•	restricts our ability to authorize, declare or pay dividends, excluding certain limited exemptions;

•	restricts our ability to enter into any transaction with any affiliate except on terms and conditions that are at least as favorable to us as those that could reasonably be obtained in a comparable arm’s-length transaction with a person who is not an affiliate; and

•	restricts our ability to amend our organizational documents.
     If we breach the Credit Agreement, a default could result. A default, if not waived, could result in, among other things, our not being able to borrow additional amounts under the Credit Agreement. In addition, all or a portion of our outstanding amounts may become due and payable on an accelerated basis, which would adversely affect our liquidity and our ability to manage our business. The maturity date of the Term Loan is June 8, 2013 and the revolving credit facility terminates on June 8, 2012. Interest on the Term Loan is payable in arrears on the first business day of August, November, February and May for ABR Loans, and the last day of the chosen interest period (which period can be one, two, three, six, nine or twelve months) or every three months, if the chosen interest period is greater than three months, for LIBOR Loans.
     The Term Loan will amortize on the first day of each fiscal quarter (commencing on August 1, 2007) in equal quarterly installments over such period in the aggregate amounts as set forth below:

Year	Percentage of Term Loan
1	1.0%
2	1.0%
3	1.0%
4	1.0%
5	1.0%
6	95.0%
     In addition, the Credit Agreement exposes us to interest rate fluctuations which could significantly increase the interest we pay the lenders. We are required, under the Credit Agreement, to maintain interest rate protection that shall result in at least 50% of the aggregate principal amount of the consolidated indebtedness of the Company and its subsidiaries other than the revolving loans under the Credit Agreement being subject to a fixed or maximum interest rate.

     We may need to obtain additional debt or equity financing in order to satisfy any mandatory redemption requirement of our Preferred Stock. Our Series A Convertible Preferred Stock has redemption rights which could require us to redeem any or all of the issued and outstanding Preferred Stock. We may need to obtain additional debt or equity financing in order to satisfy any mandatory redemption requirement, which financing may not be available on favorable terms or at all. In addition, our financing agreement with a syndicated group of lenders restricts our ability to incur additional indebtedness, which could negatively affect our ability to fulfill our obligations to the holders of the Preferred Stock.
     Atlantic Investors, LLC, Unicorn Worldwide Holdings Limited and Madison Technology LLC may have interests that conflict with the interests of our other stockholders and have significant influence over corporate decisions. Unicorn Worldwide Holdings Limited and Madison Technology LLC, Atlantic Investors, LLC’s two managing members, together with Atlantic Investors, LLC, owned approximately 45% of our outstanding capital stock as of October 31, 2007. As of July 31, 2007, Atlantic Investors, LLC’s ownership alone was approximately 37% on a fully diluted basis. Atlantic Investors, LLC, Unicorn Worldwide Holdings Limited and Madison Technology LLC, together have significant power in the election of our Board of Directors. Regardless of how our other stockholders may vote, Atlantic Investors, LLC, Unicorn Worldwide Holdings and Madison Technology acting together may have the ability to determine whether to engage in a merger, consolidation or sale of our assets and any other significant corporate transaction.
     Members of our management group also have significant interests in Atlantic Investors, LLC, which may create conflicts of interest. Some of the members of our management and Board of Directors also serve as members of the management group of Atlantic Investors, LLC and its affiliates. Specifically, Andrew Ruhan, our Chairman of the Board, holds a 10% equity interest in Unicorn Worldwide Holdings Limited, a managing member of Atlantic Investors, LLC. Arthur P. Becker, our President and Chief Executive Officer and a member of our Board of Directors, is the managing member of Madison Technology LLC, a managing member of Atlantic Investors, LLC. As a result, these NaviSite officers and directors may face potential conflicts of interest with each other and with our stockholders. They may be presented with situations in their capacity as our officers or directors that conflict with their fiduciary obligations to Atlantic Investors, LLC, which in turn may have interests that conflict with the interests of our other stockholders.
     Acquisitions may result in disruptions to our business or distractions of our management due to difficulties in integrating acquired personnel and operations, and these integrations may not proceed as planned. Since December 2002, we have acquired ClearBlue Technologies Management, Inc. (accounted for as an “as if pooling”), Avasta, Inc., Conxion Corporation, selected assets of Interliant, Inc., all of the shares of ten wholly-owned subsidiaries of ClearBlue Technologies, Inc. (accounted for as an “as if pooling”), substantially all of the assets and liabilities of Surebridge, Inc., substantially all of the assets of Alabanza, LLC and Hosting Ventures, LLC and all of the issued and outstanding stock of Jupiter Hosting, Inc. and netASPx, Inc. We intend to continue to expand our business through the acquisition of companies, technologies, products and services. Acquisitions involve a number of special problems and risks, including:
•	difficulty integrating acquired technologies, products, services, operations and personnel with the existing businesses;

•	difficulty maintaining relationships with important third parties, including those relating to marketing alliances and providing preferred partner status and favorable pricing;

•	diversion of management’s attention in connection with both negotiating the acquisitions and integrating the businesses;

•	strain on managerial and operational resources as management tries to oversee larger operations;

•	inability to retain and motivate management and other key personnel of the acquired businesses;

•	exposure to unforeseen liabilities of acquired companies;

•	potential costly and time-consuming litigation, including stockholder lawsuits;

•	potential issuance of securities in connection with an acquisition with rights that are superior to the rights of holders of our Common Stock, or which may have a dilutive effect on our common stockholders;

•	the need to incur additional debt or use cash; and

•	the requirement to record potentially significant additional future operating costs for the amortization of intangible assets.
     As a result of these problems and risks, businesses we acquire may not produce the revenues, earnings or business synergies that we anticipated, and acquired products, services or technologies might not perform as we expected. As a result, we may incur higher costs and realize lower revenues than we had anticipated. We may not be able to successfully address these problems and we cannot assure you that the acquisitions will be successfully identified and completed or that, if acquisitions are completed, the acquired businesses, products, services or technologies will generate sufficient revenue to offset the associated costs or other harmful effects on our business. In addition, our limited operating history with our current structure resulting from recent acquisitions makes it very difficult for us to evaluate or predict our ability to, among other things, retain customers, generate and sustain a revenue base sufficient to meet our operating expenses, and achieve and sustain profitability.
     A failure to meet customer specifications or expectations could result in lost revenues, increased expenses, negative publicity, claims for damages and harm to our reputation and cause demand for our services to decline. Our agreements with customers require us to meet specified service levels for the services we provide. In addition, our customers may have additional expectations about our services. Any failure to meet customers’ specifications or expectations could result in:
•	delayed or lost revenue;

•	requirements to provide additional services to a customer at reduced charges or no charge;

•	negative publicity about us, which could adversely affect our ability to attract or retain customers; and

•	claims by customers for substantial damages against us, regardless of our responsibility for the failure, which may not be covered by insurance policies and which may not be limited by contractual terms of our engagement.
     Our ability to successfully market our services could be substantially impaired if we are unable to deploy new infrastructure systems and applications or if new infrastructure systems and applications deployed by us prove to be unreliable, defective or incompatible. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of hosting and application management services in the future. If any newly introduced infrastructure systems and applications suffer from reliability, quality or compatibility problems, market acceptance of our services could be greatly hindered and our ability to attract new customers could be significantly reduced. We cannot assure you that new applications deployed by us will be free from any reliability, quality or compatibility problems. If we incur increased costs or are unable, for technical or other reasons, to host and manage new infrastructure systems and applications or enhancements of existing applications, our ability to successfully market our services could be substantially limited.
     Any interruptions in, or degradation of, our private transit Internet connections could result in the loss of customers or hinder our ability to attract new customers. Our customers rely on our ability to move their digital content as efficiently as possible to the people accessing their websites and infrastructure systems and applications. We utilize our direct private transit Internet connections to major network providers, such as Level 3 Communications Inc. and Global Crossing, as a means of avoiding congestion and resulting performance degradation at public Internet exchange points. We rely on these telecommunications network suppliers to maintain the operational integrity of their networks so that our private transit Internet connections operate effectively. If our private transit Internet connections are interrupted or degraded, we may face claims by, or lose, customers, and our reputation in the industry may be harmed, which may cause demand for our services to decline.
     If we are unable to maintain existing and develop additional relationships with software vendors, the sales and marketing of our service offerings may be unsuccessful. We believe that to penetrate the market for managed IT services we must maintain existing and develop additional relationships with industry-leading software vendors. We license or lease select software applications from software vendors, including International Business Machines Corp., Microsoft Corp., Oracle Corp and Lawson Associates, Inc. Our relationships with Microsoft and Oracle are critical to the operations and success of our business. The loss of our ability to continue to obtain, utilize or depend on any of these applications or relationships could substantially weaken our ability to provide services to our customers. It may also require us to obtain substitute software applications that may be of lower quality or performance standards or at greater cost. In addition, because we generally license applications on a non-exclusive basis, our competitors may license and utilize the same software applications. In fact, many of the companies with which we have strategic relationships currently have, or could enter into, similar license agreements with our competitors or prospective competitors. We cannot assure you that software applications will continue to be available to us from software vendors on commercially reasonable terms. If we are unable to identify and license software applications that meet our targeted criteria for new application introductions, we may have to discontinue or delay introduction of services relating to these applications.
     Our network infrastructure could fail, which would impair our ability to provide guaranteed levels of service and could result in significant operating losses. To provide our customers with guaranteed levels of service, we must operate our network infrastructure 24 hours a day, seven days a week without interruption. We must, therefore, protect our network infrastructure, equipment and customer files against damage from human error, natural disasters, unexpected equipment failure, power loss or telecommunications failures, terrorism, sabotage or other intentional acts of vandalism. Even if we take precautions, the occurrence of a natural disaster, equipment failure or other unanticipated problem at one or more of our data centers could result in interruptions in the services we provide to our customers. We cannot assure you that our disaster recovery plan will address all, or even most, of the problems we may encounter in the event of a disaster or other unanticipated problem. We have experienced service interruptions in the past, and any future service interruptions could:
•	require us to spend substantial amounts of money to replace equipment or facilities;

•	entitle customers to claim service credits or seek damages for losses under our service level guarantees;

•	cause customers to seek alternate providers; or

•	impede our ability to attract new customers, retain current customers or enter into additional strategic relationships.
     Our dependence on third parties increases the risk that we will not be able to meet our customers’ needs for software, systems and services on a timely or cost-effective basis, which could result in the loss of customers. Our services and infrastructure rely on products and services of third-party providers. We purchase key components of our infrastructure, including networking equipment, from a limited number of suppliers, such as IBM, Cisco Systems, Inc., F5 Networks, Inc., Microsoft, Oracle and Lawson. We cannot assure you that we will not experience operational problems attributable to the installation, implementation, integration, performance, features or functionality of third-party software, systems and services. We cannot assure you that we will have the necessary hardware or parts on hand or that our suppliers will be able to provide them in a timely manner in the event of equipment failure. Our inability to timely obtain and continue to maintain the necessary hardware or parts could result in sustained equipment failure and a loss of revenue due to customer loss or claims for service credits under our service level guarantees.
     We could be subject to increased operating costs, as well as claims, litigation or other potential liability, in connection with risks associated with Internet security and the security of our systems. A significant barrier to the growth of e-commerce and communications over the Internet has been the need for secure transmission of confidential information. Several of our infrastructure systems and application services use encryption and authentication technology licensed from third parties to provide the protections necessary to ensure secure transmission of confidential information. We also rely on security systems designed by third parties and the personnel in our network operations centers to secure those data centers. Any unauthorized access, computer viruses, accidental or intentional actions and other disruptions could result in increased operating costs. For example, we may incur additional significant costs to protect against these interruptions and the threat of security breaches or to alleviate problems caused by these interruptions or breaches. If a third party were able to misappropriate a consumer’s personal or proprietary information, including credit card information, during the use of an application solution provided by us, we could be subject to claims, litigation or other potential liability.
     Third-party infringement claims against our technology suppliers, customers or us could result in disruptions in service, the loss of customers or costly and time-consuming litigation. We license or lease most technologies used in the infrastructure systems and application services that we offer. Our technology suppliers may become subject to third-party infringement or other claims and assertions, which could result in their inability or unwillingness to continue to license their technologies to us. We cannot assure you that third parties will not assert claims against us in the future or that these claims will not be successful. Any infringement claim as to our technologies or services, regardless of its merit, could result in delays in service, installation or upgrades, the loss of customers or costly and time-consuming litigation.
     We may be subject to legal claims in connection with the information disseminated through our network, which could divert management’s attention and require us to expend significant financial resources. We may face liability for claims of defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature of the materials disseminated through our network. For example, lawsuits may be brought against us claiming that content distributed by some of our customers may be regulated or banned. In these and other instances, we may be required to engage in protracted and expensive litigation that could have the effect of diverting management’s attention from our business and require us to expend significant financial resources. Our general liability insurance may not cover any of these claims or may not be adequate to protect us against all liability that may be imposed. In addition, on a limited number of occasions in the past, businesses, organizations and individuals have sent unsolicited commercial e-mails from servers hosted at our facilities to a number of people, typically to advertise products or services. This practice, known as “spamming,” can lead to statutory liability as well as complaints against service providers that enable these activities, particularly where recipients view the materials received as offensive. We have in the past received, and may in the future receive, letters from recipients of information transmitted by our customers objecting to the transmission. Although we prohibit our customers by contract from spamming, we cannot assure you that our customers will not engage in this practice, which could subject us to claims for damages.
     Concerns relating to privacy and protection of customer and job seeker data on our America’s Job Exchange website could damage our reputation and deter current and potential customers and job seekers from using our products and services. We recently launched America’s Job Exchange, a successor to America’s Job Bank. Concerns about our practices for America’s Job Exchange with regard to the collection, use, disclosure or security of personal information or other privacy-related matters, even if unfounded, could damage our reputation, which in turn could significantly harm our business, financial condition and operating results. While we strive to comply with all applicable data protection laws and regulations, as well as our own posted privacy policies, any failure or perceived failure to comply may result in proceedings or actions against us by government entities or others, which could potentially have an adverse effect on our business. Moreover, failure or perceived failure to comply with our policies or applicable requirements related to the collection, use, sharing or security of personal information or other privacy-related matters could result in a loss of customer and job seeker confidence in us, which could adversely affect our business. Laws related to data protection continue to evolve. It is possible that certain jurisdictions may enact laws or regulations that impact our ability to offer our products and services and/or result in reduced traffic or contract terminations in those jurisdictions, which could harm our business.
Unauthorized access, phishing schemes and other disruptions could jeopardize the security of customer and job seeker information stored in our systems, and may result in significant liability to us and may cause existing customers and job seekers to refrain from doing business with us.
     If we fail to attract or retain key officers, management and technical personnel, our ability to successfully execute our business strategy or to continue to provide services and technical support to our customers could be adversely affected and we may not be successful in attracting new customers. We believe that attracting, training, retaining and motivating technical and managerial personnel, including individuals with significant levels of infrastructure systems and application expertise, is a critical component of the future success of our business. Qualified technical personnel are likely to remain a limited resource for the foreseeable future and competition for these personnel is intense. The departure of any of our executive officers, particularly Arthur P. Becker, our Chief Executive Officer and President, or core members of our sales and marketing teams or technical service personnel, would have negative ramifications on our customer relations and operations. The departure of our executive officers could adversely affect the stability of our infrastructure and our ability to provide the guaranteed service levels our customers expect. Any officer or employee can terminate his or her relationship with us at any time. In addition, we do not carry life insurance on any of our personnel. Over the past three years, we have had reductions-in-force and departures of several members of senior management due to redundancies and restructurings resulting from the consolidation of our acquired companies. In the event of future reductions or departures of employees, our ability to successfully execute our business strategy, or to continue to provide services to our customers or attract new customers, could be adversely affected.
     If we are unsuccessful in pending and potential litigation matters, our financial condition may be adversely affected. We are currently involved in various pending and potential legal proceedings, including a class action lawsuit related to our initial public offering. If we are ultimately unsuccessful in any of these matters, we could be required to pay substantial amounts of cash to the other parties. The amount and timing of any of these payments could adversely affect our financial condition.
     If the markets for outsourced information technology infrastructure and applications, Internet commerce and communication decline, there may be insufficient demand for our services and, as a result, our business strategy and objectives may fail. The increased use of the Internet for retrieving, sharing and transferring information among businesses and consumers is developing, and the market for the purchase of products and services over the Internet is still relatively new and emerging. Our industry has experienced periods of rapid growth, followed by a sharp decline in demand for products and services, which led to the failure in the last few years of many companies focused on developing Internet-related businesses. If acceptance and growth of the Internet as a medium for commerce and communication declines, our business strategy and objectives may fail because there may not be sufficient market demand for our managed IT services.
     If we do not respond to rapid changes in the technology sector, we will lose customers. The markets for the technology-related services we offer are characterized by rapidly changing technology, evolving industry standards, frequent new service introductions, shifting distribution channels and changing customer demands. We may not be able to adequately adapt our services or to acquire new services that can compete successfully. In addition, we may not be able to establish and maintain effective distribution channels. We risk losing customers to our competitors if we are unable to adapt to this rapidly evolving marketplace.
     The market in which we operate is highly competitive and is likely to consolidate, and we may lack the financial and other resources, expertise or capability necessary to capture increased market share or maintain our market share. We compete in the managed IT services market. This market is rapidly evolving, highly competitive and likely to be characterized by over-capacity and industry consolidation. Our competitors may consolidate with one another or acquire software application vendors or technology providers, enabling them to more effectively compete with us. Many participants in this market have suffered significantly in the last several years. We believe that participants in this market must grow rapidly and achieve a significant presence to compete effectively. This consolidation could affect prices and other competitive factors in ways that would impede our ability to compete successfully in the managed IT services market.
     Further, our business is not as developed as that of many of our competitors. Many of our competitors have substantially greater financial, technical and market resources, greater name recognition and more established relationships in the industry. Many of our competitors may be able to:
•	develop and expand their network infrastructure and service offerings more rapidly;

•	adapt to new or emerging technologies and changes in customer requirements more quickly;

•	take advantage of acquisitions and other opportunities more readily; or

•	devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can.
     We may lack the financial and other resources, expertise or capability necessary to maintain or capture increased market share in this environment in the future. Because of these competitive factors and due to our comparatively small size and our lack of financial resources, we may be unable to successfully compete in the managed IT services market.
     Difficulties presented by international economic, political, legal, accounting and business factors could harm our business in international markets. We operate a data center in the United Kingdom. Revenue from our foreign operations accounted for approximately 4.5% of our total revenue during the fiscal year ended July 31, 2007. We recently expanded our operations to India, which has broadened our customer service support. Although we expect to focus most of our growth efforts in the United States, we may enter into joint ventures or outsourcing agreements with third parties, acquire complementary businesses or operations, or establish and maintain new operations outside of the United States. Some risks inherent in conducting business internationally include:
•	unexpected changes in regulatory, tax and political environments;

•	longer payment cycles and problems collecting accounts receivable;

•	geopolitical risks such as political and economic instability and the possibility of hostilities among countries or terrorism;

•	reduced protection of intellectual property rights;

•	fluctuations in currency exchange rates or imposition of restrictive currency controls;

•	our ability to secure and maintain the necessary physical and telecommunications infrastructure;

•	challenges in staffing and managing foreign operations;

•	employment laws and practices in foreign countries;

•	laws and regulations on content distributed over the Internet that are more restrictive than those currently in place in the United States; and

•	significant changes in immigration policies or difficulties in obtaining required immigration approvals.

     Any one or more of these factors could adversely affect our international operations and consequently, our business.
     We may become subject to burdensome government regulation and legal uncertainties that could substantially harm our business or expose us to unanticipated liabilities. It is likely that laws and regulations directly applicable to the Internet or to hosting and managed application service providers may be adopted. These laws may cover a variety of issues, including user privacy and the pricing, characteristics and quality of products and services. The adoption or modification of laws or regulations relating to commerce over the Internet could substantially impair the growth of our business or expose us to unanticipated liabilities. Moreover, the applicability of existing laws to the Internet and hosting and managed application service providers is uncertain. These existing laws could expose us to substantial liability if they are found to be applicable to our business. For example, we provide services over the Internet in many states in the United States and elsewhere and facilitate the activities of our customers in these jurisdictions. As a result, we may be required to qualify to do business, be subject to taxation or be subject to other laws and regulations in these jurisdictions, even if we do not have a physical presence, employees or property in those states.
Risks Relating to this Offering and Our Capital Structure
          Our common stockholders may suffer dilution in the future upon exercise of outstanding convertible securities or the issuance of additional securities in potential future acquisitions or financings. In connection with a financing agreement with Silver Point Finance LLC, we issued warrants to SPCP Group, LLC and SPCP Group III LLC, two affiliates of Silver Point Finance LLC, to purchase an aggregate of 3,930,136 shares of our Common Stock. If the warrants are exercised, Silver Point Finance LLC may obtain a significant equity interest in NaviSite and other stockholders may experience significant and immediate dilution. As of January 15, 2008, SPCP Group, LLC and SPCP Group III LLC have exercised the warrants in part to acquire 2,730,005 shares of our Common Stock and warrants for the purchase of 1,200,131 shares of our Common Stock remain outstanding.
     In connection with our acquisition of netASPx, Inc. we have issued 3,187,500 shares of our Series A Convertible Preferred Stock to the stockholders of netASPx, Inc. (including payment-in-kind dividends paid as of February 15, 2008). The Preferred Stock may be converted into shares of our Common Stock by the holders after the earlier of (i) March 15, 2009 and (ii) any default date. No default has occurred and the Preferred Stock is not currently convertible into shares of our Common Stock. If converted, the shares of Preferred Stock convert into the number of shares of Common Stock determined by dividing the redemption price per share of the Preferred Stock by the conversion price applicable to such shares, which, as of February 15, 2008, would result in one share of Common Stock being issued upon the conversion of one share of Preferred Stock. The conversion price and the redemption price are subject to adjustment. However, in no event shall the number of shares of Common Stock to be issued upon the conversion of the Preferred Stock equal or exceed 6,692,856, (which represents 19.9% of the outstanding shares of our Common Stock on September 10, 2007) without the approval of our stockholders in accordance with the applicable rules and regulations of The Nasdaq Stock Market.
     Our stockholders will also experience dilution to the extent that additional shares of our Common Stock are issued in potential future acquisitions or financings or otherwise.
     The unpredictability of our quarterly results may cause the trading price of our Common Stock to fluctuate or decline. Our quarterly operating results have previously varied, and may continue to vary significantly from quarter-to-quarter and period-to-period as a result of a number of factors, many of which are outside of our control and any one of which may cause our stock price to fluctuate. The primary factors that may affect our operating results include the following:
•	a reduction of market demand and/or acceptance of our services;

•	our ability to develop, market and introduce new services on a timely basis;

•	the length of the sales cycle for our services;

•	the timing and size of sales of our services, which depends on the budgets of our customers;

•	downward price adjustments by our competitors;

•	changes in the mix of services provided by our competitors;

•	technical difficulties or system downtime affecting the Internet or our hosting operations;

•	our ability to meet any increased technological demands of our customers; and

•	the amount and timing of costs related to our marketing efforts and service introductions.
     Due to the above factors, we believe that quarter-to-quarter or period-to-period comparisons of our operating results may not be a good indicator of our future performance. Our operating results for any particular quarter may fall short of our expectations or those of stockholders or securities analysts. In this event, the trading price of our Common Stock would likely fall.
     The price of our Common Stock has been volatile, and may continue to experience wide fluctuations. Since January 2006, our Common Stock has closed as low as $1.24 per share and as high as $11.09 per share. The trading price of our Common Stock has been and may continue to be subject to wide fluctuations due to the risk factors discussed in this section and elsewhere in this prospectus. Fluctuations in the market price of our Common Stock may cause an investor in our Common Stock to lose some or all of his investment.
     Anti-takeover provisions in our corporate documents may discourage or prevent a takeover. Provisions in our certificate of incorporation and our by-laws may have the effect of delaying or preventing an acquisition or merger in which we are acquired or a transaction that changes our Board of Directors. These provisions:
•	authorize the board to issue preferred stock without stockholder approval;

•	prohibit cumulative voting in the election of directors;

•	limit the persons who may call special meetings of stockholders; and

•	establish advance notice requirements for nominations for the election of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.
     An active trading market for our Preferred Stock may not develop, and you may be unable to resell your shares of Preferred Stock at or above the purchase price. We do not intend to list the Preferred Stock on any national securities exchange or automated quotation system. Consequently, a liquid trading market, or any market at all, for the Preferred Stock may not develop and the price at which you may resell the Preferred Stock may be volatile or discounted. As a result, you may be unable to sell your shares of Preferred Stock at a price equal to or greater than that which you paid, if at all.
RATIO OF EARNINGS TO FIXED CHARGES
     The following table sets forth NaviSite's consolidated ratio of earnings to fixed charges for each of the periods indicated.
     For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations before adjustment for fixed charges. Fixed charges include (i) interest expensed and (ii) amortized premiums, discounts and capitalized expenses related to indebtedness.
     As of the date of this prospectus, we have 3,187,500 shares of Preferred Stock outstanding. All amounts in the table below are in thousands of dollars, except ratios.

	Quarter Ended October 31,	Year Ended July 31,
	2007	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges	0.18	0.17	(0.28)	(0.94)	(5.64)	(0.69)

Dollar amount of deficiency	$ 3,643	$24,737	$12,757	$14,745	$21,354	$73,474
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
          This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.
USE OF PROCEEDS
          We will not receive any proceeds from the sale by the selling stockholders of any shares of Common Stock or Preferred Stock covered by this prospectus. The selling stockholders will receive all of the proceeds from any sales of such shares. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of such shares; provided, however, that the Company shall reimburse the selling stockholders for the reasonable fees and disbursements of one law firm. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and filing fees, and fees and expenses of our counsel and our accountants.
          A portion of the shares of Common Stock covered by this prospectus, are, prior to their resale pursuant to this prospectus, issuable upon exercise of the Warrants. The exercise price for the purchase of Common Stock upon exercise of either Warrant may be paid by means of an exchange of such Warrant, shares of Common Stock and/or shares of Common Stock receivable upon exercise of such Warrant, each also known as a “cashless exercise.” However, the exercise price for the Warrants may also be paid in cash, in which case, we will receive such cash remitted in payment of the exercise price, which exercise price is $0.01 per share for 415,203 shares of Common Stock subject to the Warrants. To the extent we receive cash upon any exercise of either Warrant, we expect to use that cash for general corporate and working capital purposes.
SELLING STOCKHOLDERS
           The shares that may be offered for sale from time to time by the selling stockholders listed below consist of (i) 3,187,500 shares of Preferred Stock, (ii) up to 3,625,000 shares of Common Stock that may become issuable upon conversion of the shares of Preferred Stock held by certain of the selling stockholders and (iii) 415,203 shares of Common Stock issuable upon exercise of the Warrants by two selling stockholders.
          The actual number of shares of Common Stock and Preferred Stock covered by this prospectus, and included in the registration statement of which this prospectus is a part, includes up to 500,000 shares of Common Stock, part or all of which may become issuable pursuant to adjustments to the conversion price of the Preferred Stock and an indeterminate number of additional shares of Common Stock and Preferred Stock that may become issuable pursuant to stock dividends with respect to the Preferred Stock and antidilution provisions of the Warrants or be issued as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events.
           Based on information provided to us by the selling stockholders, the table below sets forth information about each selling stockholder, the number of shares of Preferred Stock and Common Stock beneficially owned by each selling stockholder prior to this offering, the number of shares of Preferred Stock and Common Stock being offered pursuant to this prospectus and the number of shares of Preferred Stock and Common Stock to be beneficially owned by each selling stockholder after completion of this offering. The percentage ownership shown in the table is based on a total of 35,228,781 shares of Common Stock outstanding as of January 15, 2008 and a total of 3,187,500 shares of Preferred Stock outstanding as of January 15, 2008. Unless otherwise indicated below, to our knowledge, each selling stockholder named in the table below has sole voting and investment power with respect to all shares shown below as beneficially owned by such stockholder. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the selling stockholders named below.
          For purposes of the following table, beneficial ownership is determined in accordance with the rules promulgated by the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, shares of our Common Stock issuable upon the exercise of warrants to purchase Common Stock and shares of our Common Stock issuable upon conversion of the Preferred Stock held by selling stockholders are deemed outstanding and are included in the number of shares beneficially owned by such parties specified in the table, and are used to compute the percentage ownership of such parties, but are not deemed outstanding and used to compute the percentage ownership of any other party.
          To our knowledge, none of the selling stockholders, nor any of their respective affiliates, has held any position or office or has had any material relationship with us or any of our predecessors or affiliates during the three years prior to the date of this prospectus other than as described below under “Material Relationships with the Registrant.”

							Shares Beneficially Owned After the
							Offering (4)
										Percent (%) (Common
	Number of Shares Beneficially									and Preferred,
Name of Selling	Owned Prior to Offering (1)			Number of Shares Being Offered						unless otherwise
Stockholders	Preferred (2)	Common (3)		Preferred (2)	Common (3)		Preferred	Common		indicated)

Connie S. Stone	3,375.06	3,375.06		3,375.06	3,375.06		—	—		—
Craig D. Norman	22,330.65	22,330.65		22,330.65	22,330.65		—	—		—
Donald Maunsell Whiteside, Trustee & Successors in Trust, the John M. Whiteside Generation-Skipping Trust U/A dated December 17, 1999	12,331.86	12,331.86		12,331.86	12,331.86		—	—		—
Ernest Edward Thompson, Jr.	29,004.92	29,004.92		29,004.92	29,004.92		—	—		—
Lonnie B. McCain	666.58	666.58		666.58	666.58		—	—		—
Matthew T. Heminger	23,933.54	23,933.54		23,933.54	23,933.54		—	—		—
netASPx Holdings, Inc.(5)	2,936,079.81	2,936,079.81		2,936,079.81	2,936,079.81		—	—		—
Paul J. Cioni	41,224.66	41,224.66		41,224.66	41,224.66		—	—		—
Richard W. Hartt	34,805.97	34,805.97		34,805.97	34,805.97		—	—		—
Richard Wathen	42,188.95	42,188.95		42,188.95	42,188.95		—	—		—
Stephen K. Oyanagi	333.29	333.29		333.29	333.29		—	—		—
Thomas R. Bailey	41,224.66	41,224.66		41,224.66	41,224.66		—	—		—
SPCP Group, LLC	—	900,098	(6)	—	311,402	(6)	—	588,696	(7)	1.6 (Common only)
SPCP Group III LLC	—	300,033	(6)	—	103,801	(6)	—	196,232	(7)	* (Common only)

*	Less than one percent.

(1)	For purposes of this table, we are listing both the number of shares of Preferred Stock each selling stockholder holds and the number of shares of Common Stock into which the shares of Preferred Stock may be converted. The selling stockholders will not hold both the shares of Preferred Stock and the underlying shares of Common Stock issuable upon conversion of the Preferred Stock at the same time.

(2)	Amounts listed in this column also include such indeterminate number of shares of Series A Convertible Preferred Stock as may be issuable with respect to the shares listed in this column as a result of stock dividends.

(3)	Amounts listed in this column also include such indeterminate number of shares of Common Stock as may become issuable pursuant to adjustments to the conversion price of the Series A Convertible Preferred Stock (up to 500,000 shares of Common Stock in the aggregate) or may be issuable as a result of stock splits, stock dividends, recapitalizations, or similar transactions.

(4)	We do not know when or in what amounts selling stockholders may dispose of the shares or interests therein. The selling stockholders may choose not to dispose of any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares or interests therein pursuant to this offering, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(5)	netASPx Holdings, Inc. is owned by GTCR Fund VI, LP, GTCR VI Executive Fund, LP and GTCR Associates VI, LP. GTCR Partners VI, LP is the General Partner of the three aforementioned funds. The General Partner of GTCR Partners VI, LP, is GTCR Golder Rauner, LLC. The members of GTCR Golder Rauner, LLC are Philip A. Canfield, Donald J. Edwards, David A. Donnini, Joseph P. Nolan, William C. Kessinger, Bruce V. Rauner and Edgar D. Jannotta, Jr.

(6)	Consists of shares of Common Stock issuable upon exercise of Warrants. SPCP Group, LLC is owned by Silver Point Capital Fund, L.P. (the “Fund”) and Silver Point Capital Offshore Fund (the “Offshore Fund”). Silver Point Capital, L.P. is the investment manager of the Fund and the Offshore Fund. Silver Point Capital, L.P. is controlled by Edward A. Mule and Robert J. O’Shea. SPCP Group III LLC is an affiliate of Silver Point Capital, L.P. (via common ownership) and is controlled by Messrs. Mule and O’Shea.

(7)	Consists of shares of Common Stock issuable upon exercise of warrants, the offer and sale of which have been registered under the Securities Act by a registration statement filed with the Securities and Exchange Commission and declared effective on September 8, 2006.
Material Relationships with the Registrant
Certain stockholders of netASPx, Inc.
     For a description of the netASPx, Inc. acquisition, see “Prospectus Summary — The Transactions.” Certain of the selling stockholders and their affiliates held various positions and offices of netASPx, Inc. prior to its acquisition by NaviSite, including the following: (i) Craig D. Norman was an officer and an employee of netASPx, Inc. and its affiliates and (ii) netASPx Holdings, Inc. owned a majority of netASPx, Inc. and had representatives on the Board of Directors of netASPx, Inc.
SPCP Group, LLC and SPCP Group III LLC
     In April 2006, we entered into a senior secured term loan and senior secured revolving credit facility, with Silver Point. The term loan consisted of a five year single-draw term loan in the aggregate amount of $70 million. Proceeds under the term loan were used to repay certain maturing debt and increase borrowing available for general corporate purposes. Borrowings under the term loan were guaranteed by the Company and all of its subsidiaries. During the first twelve months of the loan, we were required to make quarterly interest only payments to Silver Point. Commencing one year after the closing date of the loan, we were scheduled to begin making quarterly principal payments. The original maturity date of the Silver Point term loan was April 11, 2011. Silver Point was entitled to prepayment of the outstanding balance under the term loan, if any, upon the occurrence of various events, including among others, if the Company sold assets and did not reinvest the proceeds in assets or received cash proceeds from the incurrence of any indebtedness, had excess cash, or closed an equity financing transaction, provided that the first $10 million plus 50% of the remaining net proceeds from an equity financing was not subject to the mandatory prepayment requirement. Generally, prepayments were subject to a prepayment premium ranging from 8%-1% depending upon the timing of the prepayment.
     Amounts outstanding under the Silver Point term loan bore interest at either a) 7% per annum plus, the greater of i) Prime Rate, and ii) the Federal Funds Effective Rate plus 3%, or b) 8% plus LIBOR. To the extent interest payable on the term loan a) exceeded the LIBOR rate plus 5% in year one or b) exceeded the LIBOR Rate plus 7% for the years thereafter, such amounts exceeding the threshold would have been capitalized and added to the outstanding principal amount of the term loan and bore interest. Outstanding amounts under the Silver Point revolving credit facility bore interest at either: a) 7% per annum plus, the greater of i) Prime Rate, and ii) the Federal Funds Effective Rate plus 3%, or b) 8% plus LIBOR. Interest was payable in arrears on the last day of the month for non-LIBOR rate loans, and the last day of the chosen interest period (one, two or three months) for LIBOR rate loans.
     In connection with the Silver Point borrowing, the Company issued two warrants to purchase an aggregate amount of 3,514,933 shares of Common Stock of the Company at an exercise price of $0.01 per share. These warrants were not exercisable until after 90 days following the closing date of the Silver Point borrowings and will expire on April 11, 2016.
     In February 2007, the Company entered into Amendment No. 4 and Waiver to Credit and Guaranty Agreement (the “Amendment”) with Silver Point. Under the Amendment, Silver Point provided to the Company an additional term loan in the original principal amount of $3,762,753, (the “Supplemental Term Loan”). The terms of the Supplemental Term Loan were identical to the original terms of the Silver Point debt. Amounts borrowed under the Supplemental Term Loan were used for working capital and other general corporate purposes.
     In February 2007, in connection with the Amendment, the Company issued warrants to Silver Point to purchase an aggregate of 415,203 shares of Common Stock at an exercise price of $0.01 per share.
     The Silver Point Debt was paid in full in June 2007.
DESCRIPTION OF CAPITAL STOCK
Common Stock
     We have the authority under our Amended and Restated Certificate of Incorporation (“certificate of incorporation”), as amended, to issue up to 395,000,000 shares of our Common Stock, par value $0.01 per share. As of January 15, 2008, there were 35,228,781 shares of our Common Stock issued and outstanding. The following summary of certain provisions of our Common Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our certificate of incorporation, our amended and restated by-laws and by the provisions of applicable law. See “Where You Can Find More Information.”
General.
     Voting Rights. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of the Company’s stockholders, including the election of directors. There are no cumulative voting rights, and therefore the holders of a plurality of the shares of Common Stock voting for the election of directors may elect all of the Company’s directors standing for election.
     Dividends. Holders of Common Stock are entitled to receive dividends at the same rate if and when dividends are declared by the Company’s board of directors out of assets legally available for the payment of dividends, subject to preferential rights of any outstanding shares of Preferred Stock. The terms of our financing agreement with a syndicated group of lenders restrict the payment of cash dividends on our Common Stock. Additionally, the holders of Preferred Stock are entitled to receive dividends prior and in preference to any declaration or payment of any dividend to a common stockholder.

     Liquidation. In the event of a liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment of the debts and other liabilities of the Company and making provision for the holders of any outstanding shares of Preferred Stock, the remaining assets of the Company will be distributed ratably among the holders of shares of Common Stock.
     Rights and Preferences. The Common Stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock presently outstanding or that we may designate and issue in the future.
     Fully Paid and Nonassessable. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this offering will be, fully paid and nonassessable.
     Certain Provisions. Provisions of our certificate of incorporation, by-laws and Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.
     Special Meetings of Stockholders. A special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, the president, the board of directors or by the holders of at least 40% of the outstanding voting stock entitled to vote at an election of directors.
     Advance Notice of Stockholder-Proposed Business at Annual Meetings. Our by-laws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices, not less than 45 days nor more than 60 days prior to the anniversary date on which the Company first mailed its proxy materials for the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was first mailed or publicly disclosed to stockholders. A stockholder’s notice to the secretary must set forth certain information, as detailed in our by-laws, as to each matter the stockholder proposes to bring before the annual meeting.
     In addition, our by-laws provide that for a stockholder entitled to vote in the election of directors generally to properly nominate a director at a meeting of stockholders, the stockholder must have given timely notice thereof in writing to our secretary as provided in our by-laws. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than:
•	in the case of an annual meeting, not less than 45 days nor more than 60 days prior to the anniversary date on which the Company first mailed its proxy materials for the immediately preceding annual meeting of our stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was first mailed or publicly disclosed to stockholders; and

•	in the case of a special meeting of stockholders, not less than 10 days nor more than 60 days prior to the date of such meeting.
     Amendments to By-laws. Our certificate of incorporation provides that the majority of our board of directors or a majority vote of the voting power of all of the shares of our capital stock entitled to vote at an election of directors, have the power to alter, amend or repeal our by-laws.

     Section 203 of the Delaware General Corporation Law. Our revised certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the Delaware General Corporation Law. In general, Section 203 restricts some business combinations involving interested stockholders or their affiliates. An interested stockholder is defined as any person or entity that is the beneficial owner of at least 15% of a corporation’s voting stock or is an affiliate or associate of the corporation or the owner of 15% or more of the outstanding voting stock of the corporation at any time in the past three years. Because of this election, Section 203 will not apply to us.

     Listing. Our Common Stock is listed on the Nasdaq Capital Market under the symbol “NAVI”.
Series A Convertible Preferred Stock
     We have the authority under our certificate of incorporation, as amended, to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share. Pursuant to the Certificate of Designation, the Company authorized the issuance of 5,000,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share. As of January 15, 2008, there were 3,187,500 shares of our Preferred Stock issued and outstanding. The following summary of certain provisions of our Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our certificate of incorporation, the Certificate of Designation, our amended and restated by-laws and by the provisions of applicable law. See “Where You Can Find More Information.”
     Dividend Rights. The holders of shares of Preferred Stock, par value $0.01 per share, shall be entitled to receive annual dividends as follows: (i) 8% until September 15, 2008; (ii) 10% from September 16, 2008 until March 15, 2009; and (iii) 12% thereafter, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each a “Dividend Payment Date”). Such dividends will be paid in kind in the form of shares of Preferred Stock. The dividend rate is subject to adjustment to 18% per annum if we fail to redeem the Preferred Stock when required to do so, as described below. The dividend rate is also subject to increase by 2% per annum if we fail to cause the registration statement of which this prospectus is a part to be declared effective on or prior to January 31, 2008, and the dividend rate shall increase by an additional 2% on each subsequent Dividend Payment Date until the shelf registration statement has become or been declared effective. Upon effectiveness of the shelf registration statement of which this prospectus is a part, the dividend rate will revert back to the applicable dividend rate then applicable.
     Conversion Rights and Redemption Rights. Each share of Preferred Stock is convertible, at the option of the holder, at any time after the earlier of (i) March 15, 2009 and (ii) any date on which we fail to redeem our Preferred Stock when required to do so, as described below, into a number of shares of our Common Stock equal to the redemption price then in effect divided by the conversion price then in effect. The initial conversion price is $8.00 per share, subject to customary adjustments for stock splits, reverse stock splits, stock dividends, and recapitalizations. Should we fail to redeem the Preferred Stock when required to do so, as described below, the conversion price will be adjusted to 90% of the lower of (i) the average closing price of our Common Stock over the ten consecutive trading days ending two trading days prior to the date of conversion and (ii) the conversion price immediately prior to this adjustment (except that if the average closing price as calculated above is less than $10.00 per share, then the conversion price shall be calculated with “100%” substituted for “90%” above).
     At any time, we have the option to redeem the outstanding shares of Preferred Stock for an amount in cash equal to the then-applicable redemption price per share. The initial redemption price is $8.00 per share, subject to customary adjustments for stock splits, reverse stock splits, stock dividends and recapitalizations affecting our Preferred Stock, plus any accrued but unpaid dividends on our Preferred Stock. In the event that we close an equity or subordinated debt financing, we are required to use 50% of the net proceeds from such financing to redeem the outstanding shares of Preferred Stock at the then-applicable redemption price within 20 days of such closing. At any time after August 1, 2013, within 20 days after receipt of a written request from the holders of not less than a majority of our then outstanding Preferred Stock, we are required to redeem all of the then outstanding shares of our Preferred Stock. There is no restriction upon redemption of our Preferred Stock while there is any arrearage in the payment of dividends.
     In no event shall the number of shares of our Common Stock issuable upon conversion of our Preferred Stock plus any other shares of our Common Stock issuable in connection with our Preferred Stock be greater than 6,692,856 shares of our outstanding Common Stock without the approval of our stockholders in accordance with the applicable rules and regulations of The Nasdaq Stock Market. Any shares of Preferred Stock not converted into Common Stock as a result of this limitation are required to be redeemed by us for an amount in cash equal to the then-applicable redemption price per share.
     Protective Provisions and Voting Rights. Pursuant to the terms of the Preferred Stock, so long as any shares of Preferred Stock are outstanding, we must receive the approval of the holders of shares representing at least a majority of the Preferred Stock then outstanding to (i) change the terms of the Preferred Stock so as to adversely affect the Preferred Stock, (ii) change the total number of issued or authorized shares of Preferred Stock, subject to certain exception, (iii) authorize or issue any equity security that is senior to or on parity with the Preferred Stock in terms of dividends, liquidation or redemption, subject to certain exceptions), (iv) pay dividends or make other distributions on the capital stock of the Company, subject to certain exceptions, (v) redeem, purchase or otherwise acquire any shares of Preferred Stock or Common Stock, subject to certain exceptions, or (vi) reclassify or recapitalize any of our capital stock. With respect to other matters requiring stockholder approval, holders of our Preferred Stock shall be entitled to vote as one class with our Common Stock on an as-converted basis, but, in no event, for voting purposes only, shall the conversion price of the Preferred Stock be less than $7.02 per share, which was the closing price of our Common Stock on the date the Preferred Stock was issued (subject to customary adjustments for stock splits, reverse stock splits, stock dividends, and recapitalizations).
     Right to Receive Liquidation Distributions. Our Preferred Stock has a liquidation preference equal to the redemption price for each share. The liquidation preference would become payable upon a liquidation, dissolution or winding up of the Company, or upon deemed liquidation events including a change of control, reorganization, merger or consolidation, sale of all or substantially all of our assets, or grant of an exclusive license to all or substantially all of our intellectual property that is used to generate all or substantially all of our revenues.
TRANSFER AGENT AND REGISTRAR
     Computershare Trust Company, N.A. serves as transfer agent and registrar for our Common Stock.
PLAN OF DISTRIBUTION
     We are registering (i) 3,187,500 shares of Preferred Stock, (ii)  up to 3,625,000 shares of Common Stock issuable upon conversion of the Preferred Stock and (iii) 415,203 shares of Common Stock issuable upon exercise of the Warrants on behalf of the selling stockholders for sale from time to time by the selling stockholders for their own accounts. We will not receive any proceeds from the sale of such shares by the selling stockholders.
     Persons who are pledgees, donees, transferees, or any successors in interest of the selling stockholders who receive the Common Stock or Preferred Stock covered by this prospectus from a selling stockholder as a gift, pledge, distribution or other non-sale related transfer after the date of this prospectus may also use this prospectus and are included when we refer to “selling stockholders” in this prospectus. From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the Common Stock or Preferred Stock covered by this prospectus that are owned by them. The pledgees, secured parties or persons to whom such shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it makes such non-sale related transfer or upon such a foreclosure. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

     The selling stockholders may sell the Common Stock or Preferred Stock being offered hereby in one or more of the following ways at various times:
•	to underwriters for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.
     The selling stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Sales of Common Stock by selling stockholders may be effected on the Nasdaq Capital Market, any other stock exchange or automated interdealer quotation system on which the securities are listed or in the over-the-counter market. The shares offered by each selling stockholder may be sold at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. Each selling stockholder may sell the securities by one or more of the following methods, without limitation:
•	cross trades or block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	sales “at the market” to or through market makers or into an existing market for the securities;

•	privately negotiated transactions;

•	through the issuance of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options on the securities, whether the derivative securities are listed on an exchange;

•	through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	through other means.
     The selling stockholders may engage brokers and dealers, and any such brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares of Common Stock or Preferred Stock covered by this prospectus. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share. If the broker-dealer is unable to sell the shares acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus.

     In addition to selling its Common Stock or Preferred Stock under this prospectus, each selling stockholder may transfer its Common Stock or Preferred Stock in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer, or by any other legally available means.
     The selling stockholders may be, and any underwriters, brokers, dealers or agents that participate in the distribution of the shares are, deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.
     A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. A selling stockholder may itself sell Common Stock short and redeliver such shares to close out its short positions. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those shares. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.
     The selling stockholders and other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.
     We cannot assure you that the selling stockholders will sell all or any portion of the shares offered hereby. We will supply the selling stockholders and any stock exchange upon which the shares are listed with reasonable quantities of copies of this prospectus. To the extent required by the Securities Act in connection with any resale or redistribution by a selling stockholder, we will file a prospectus supplement setting forth:
•	the aggregate number of shares to be sold;

•	the purchase price;

•	the public offering price;

•	if applicable, the names of any underwriter, agent or broker-dealer; and

•	any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).
     If a selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, the prospectus supplement will include any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

     The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholders and the selling stockholders have agreed to indemnify us against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.
     The selling stockholders will pay any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares; provided, however, that the Company shall reimburse (i) the holders of the Preferred Stock for the reasonable fees and disbursements of one law firm in an amount not to exceed $10,000 and (ii) the holders of the Warrants for the reasonable fees and disbursements of one law firm. We will bear all other reasonable costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, all national shares exchange or automated quotation system application and filing fees, blue sky registration and filing fees, and fees and expenses of our counsel and our accountants.
     Pursuant to the Registration Rights Agreement, we agreed to use our best efforts to keep the registration statement of which this prospectus forms a part continuously effective under the Securities Act for a period that will terminate when the distribution of all of the Preferred Stock and the Common Stock issuable upon conversion of the Preferred Stock registered by this registration statement has been completed or the first date on which there shall cease to be any Preferred Stock or Common Stock issuable upon conversion of the Preferred Stock covered by this registration statement.
     In addition, pursuant to the Warrant Purchase Agreement, we agreed to use our best efforts to keep the registration statement of which this prospectus forms a part continuously effective under the Securities Act for a period of three years after the date this registration statement is declared effective or such shorter period that will terminate when the distribution of all of the Common Stock issuable upon exercise of the two Warrants registered by this registration statement has been completed or the first date on which there shall cease to be any Common Stock issuable upon exercise of the two Warrants covered by this registration statement. The period in which we are obligated to keep the registration statement effective, however, will be extended on a day-to-day basis for any delay during such period that the selling stockholders are unable to sell shares due to any delay imposed by us on the sale of the shares in accordance with the terms of the Warrant Purchase Agreement.
LEGAL MATTERS
     The validity of the shares offered hereby has been passed upon by BRL Law Group LLC.
EXPERTS
     The consolidated financial statements and financial statement schedule of NaviSite, Inc. as of July 31, 2007 and July 31, 2006, and for each of the years in the three-year period ended July 31, 2007, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     KPMG’s reports refer to the Company’s restatement of the consolidated statement of cash flows for the year ended July 31, 2006.
     The consolidated audited financial statements of netASPx, Inc. at December 31, 2006 and December 31, 2005, and for each of the years then ended, incorporated by reference in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of such public reference room. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding our company. The address of this website is http://www.sec.gov.
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding us and our Common Stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the Securities and Exchange Commission at the address listed above or from the SEC’s Internet site.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The Securities and Exchange Commission requires us to “incorporate by reference” into this prospectus certain information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate herein by reference is considered to be part of this prospectus and information that we file later with the Securities and Exchange Commission automatically will update and supersede such information. We incorporate herein by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering of the securities covered by this prospectus, as amended:
(1)	Our Annual Report on Form 10-K for the fiscal year ended July 31, 2007;

(2)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2007;

(3)	Our Current Reports on Form 8-K filed August 2, 2007, August 16, 2007, September 4, 2007, September 18, 2007, October 5, 2007 and October 26, 2007, our Current Reports on Form 8-K/A filed November 9, 2007 and November 28, 2007 and our Current Report on Form 8-K filed December 18, 2007;

(4)	The description of our Common Stock and our preferred stock contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 8, 1999, including any amendments or reports filed for the purpose of updating that description; and

(5)	All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.
     You may request, orally or in writing, a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, by contacting our executive offices at the following address:
NaviSite, Inc.
400 Minuteman Road
Andover, Massachusetts 01810
Attention: Chief Financial Officer
(978) 682-8300
     You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Company (except any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

Item	Amount

Filing Fee — Securities and Exchange Commission	$897
Legal fees and expenses	25,000
Accounting fees and expenses	12,500
Miscellaneous fees and expenses	4,103

Total	$42,500

Item 15. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law grants the Company the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in right of the Company) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Company where the person involved is adjudged to be liable to the Company, except to the extent approved by a court.
     The Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that a director or officer of the Company (a) shall be indemnified by the Company against all expenses (inducing attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit, or proceeding (other than an action by or in the right of the Company) and any appeal therefrom brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Company against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding by or in the right of the Company brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Company, unless and only to the extent that the Court of Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any action, suit or proceeding is disposed of, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Company against all expenses (inducing attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, unless it is determined that he did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful; provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.
     The Certificate of Incorporation provides that the Company shall have the power to purchase and maintain insurance to protect itself and any person who is or was a director, officer, employee, or agent of the Company, or another corporation, partnership, joint venture, trust, or other enterprise (including any employee benefit plan), against any expense, liability or loss incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. In addition, the Company’s Certificate of Incorporation provides that the indemnification provided therein is not exclusive and provides that the Company may enter into agreements with officers and directors providing for indemnification rights and procedures different from those set forth in the Company’s Certificate of Incorporation.
     As a condition precedent to the right of indemnification, the director or officer must give the Company notice of the action, suit, proceeding or investigation for which indemnity is sought and the Company has the right to participate in such action or assume the defense thereof at the Company's expense, with legal counsel reasonably acceptable to the director or officer.
     The Company has obtained directors’ and officers’ liability insurance which would insure the directors and officers of the Company against damages arising from certain kinds of claims which might be made against them based upon their negligent acts or omissions while acting in their respective capacities as directors or officers. The Company has entered into agreements with each of its directors and executive officers affirming the Company’s obligation to indemnify them to the fullest extent permitted by law and providing various other protections.
     Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, the Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for any monetary damages for breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.
Item 16. (a) Exhibits

Exhibit
Number	Description of Document

4.1	Amended and Restated Certificate of Incorporation is incorporated herein by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1999 (File No. 000-27597).

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated as of January 4, 2003, is incorporated herein by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2003 (File No. 000-27597).

4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated as of January 7, 2003, is incorporated herein by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2003 (File No. 000-27597).

4.4	Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series A

Exhibit
Number	Description of Document

Convertible Preferred Stock, dated as of September 12, 2007, is incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed September 18, 2007 (File No. 000-27597).

4.5	Waiver to the Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock, dated as of September 25, 2007, is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2007 (File No. 000-27597).

4.6	Amended and Restated Bylaws are incorporated herein by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1999 (File No. 000-27597).

4.7	Specimen Certificate representing shares of common stock is incorporated herein by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1/A filed September 17, 1999 (File No. 333-83501).

4.8	Specimen Certificate of Series A Convertible Preferred Stock is incorporated herein by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed September 18, 2007 (File No. 000-27597).

5.1	Opinion of BRL Law Group LLC.

10.1	Agreement and Plan of Merger, dated as of September 12, 2007, by and among the Registrant, NSite Acquisition Corp., netASPx, Inc. and GTCR Fund VI, L.P. is incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed September 18, 2007 (File No. 000-27597).

10.2	Registration Rights Agreement, dated as of September 12, 2007, by and between the Registrant and GTCR Fund VI, L.P. is incorporated herein by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed September 18, 2007 (File No. 000-27597).

10.3	Credit and Guaranty Agreement, dated as of April 11, 2006, by and among the Registrant, certain subsidiaries of the Registrant, Silver Point Finance, LLC, Field Point I, Ltd., Field Point III, Ltd. and SPF CDO I, LLC is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2006 (File No. 000-27597).

10.4	Amendment No. 1 to Credit and Guaranty Agreement, dated as of June 2, 2006, by and among the Registrant, certain subsidiaries of the Registrant, Silver Point Finance, LLC, Field Point I, Ltd., Field Point III, Ltd. and SPF CDO I, LLC is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2006 (File No. 000-27597).

10.5	Amendment No. 2 to Credit and Guaranty Agreement, dated as of September 26, 2006, by and among the Registrant, certain subsidiaries of the Registrant, Silver Point Finance, LLC, Field Point I, Ltd., Field Point III, Ltd. and SPF CDO I, LLC is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2007 (File No. 000-27597).

10.6	Amendment No. 3 to Credit and Guaranty Agreement, dated as of January 5, 2007, by and among the Registrant, certain subsidiaries of the Registrant, Silver Point Finance, LLC, Field Point I, Ltd., Field Point II, Ltd., Field Point III, Ltd., SPCP Group, LLC, SPCP Group III LLC and SPF CDO I, LLC is incorporated herein by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2007 (File No. 000-27597).

10.7	Amendment No. 4 to Credit and Guaranty Agreement, dated as of February 13, 2007, by and among the Registrant, certain subsidiaries of the Registrant, Silver Point Finance, LLC, Field Point I, Ltd., Field Point II, Ltd., Field Point III, Ltd., SPCP Group, LLC, SPCP Group III LLC and SPF CDO I, Ltd. is incorporated herein by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2007 (File No. 000-27597).

10.8	Warrant Purchase Agreement, dated as of February 13, 2007, by and among the Registrant,

Exhibit
Number	Description of Document

SPCP Group, LLC and SPCP Group III LLC is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed February 20, 2007 (File No. 000-27597).

10.9	Warrant, dated as of February 13, 2007, issued by the Registrant to SPCP Group, LLC is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed February 20, 2007 (File No. 000-27597).

10.10	Warrant, dated as of February 13, 2007, issued by the Registrant to SPCP Group III LLC is incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed February 20, 2007 (File No. 000-27597).

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of KPMG LLP.

23.2	Consent of BRL Law Group LLC (included in Exhibit 5.1).

23.3	Consent of Ernst & Young LLP.

*24.1	Power of Attorney (included on signature page to this Registration Statement).

*	Previously filed.
Item 17. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events, arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Andover, Commonwealth of Massachusetts on the 15th day of February 2008.

NaviSite, Inc.
By:	/s/ James W. Pluntze
James W. Pluntze
Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ * Arthur P. Becker	Chief Executive Officer, President and Director (Principal Executive Officer)	February 15, 2008

	/s/ James W. Pluntze James W. Pluntze	Chief Financial Officer (Principal Financial and Accounting Officer)	February 15, 2008

	/s/ *	Chairman of the Board of Directors	February 15, 2008

Andrew Ruhan

	/s/ *	Director	February 15, 2008

James H. Dennedy

	/s/ *	Director	February 15, 2008

Thomas R. Evans

	/s/ *	Director	February 15, 2008

Larry W. Schwartz

*By:	/s/ James W. Pluntze	Attorney-in-fact	February 15, 2008

James W. Pluntze

EXHIBIT INDEX

Exhibit
Number	Description of Document

4.1	Amended and Restated Certificate of Incorporation is incorporated herein by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1999 (File No. 000-27597).

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated as of January 4, 2003, is incorporated herein by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2003 (File No. 000-27597).

4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated as of January 7, 2003, is incorporated herein by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2003 (File No. 000-27597).

4.4	Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock, dated as of September 12, 2007, is incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed September 18, 2007 (File No. 000-27597).

4.5	Waiver to the Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock, dated as of September 25, 2007, is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2007 (File No. 000-27597).

4.6	Amended and Restated Bylaws are incorporated herein by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1999 (File No. 000-27597).

4.7	Specimen Certificate representing shares of common stock is incorporated herein by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1/A filed September 17, 1999 (File No. 333-83501).

4.8	Specimen Certificate of Series A Convertible Preferred Stock is incorporated herein by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed September 18, 2007 (File No. 000-27597).

5.1	Opinion of BRL Law Group LLC.

10.1	Agreement and Plan of Merger, dated as of September 12, 2007, by and among the Registrant, NSite Acquisition Corp., netASPx, Inc. and GTCR Fund VI, L.P. is incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed September 18, 2007 (File No. 000-27597).

10.2	Registration Rights Agreement, dated as of September 12, 2007, by and between the Registrant and GTCR Fund VI, L.P. is incorporated herein by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed September 18, 2007 (File No. 000-27597).

10.3	Credit and Guaranty Agreement, dated as of April 11, 2006, by and among the Registrant, certain subsidiaries of the Registrant, Silver Point Finance, LLC, Field Point I, Ltd., Field Point III, Ltd. and SPF CDO I, LLC is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2006 (File No. 000-27597).

10.4	Amendment No. 1 to Credit and Guaranty Agreement, dated as of June 2, 2006, by and among the Registrant, certain subsidiaries of the Registrant, Silver Point Finance, LLC, Field Point I, Ltd., Field Point III, Ltd. and SPF CDO I, LLC is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2006 (File No. 000-27597).

Exhibit
Number	Description of Document

10.5	Amendment No. 2 to Credit and Guaranty Agreement, dated as of September 26, 2006, by and among the Registrant, certain subsidiaries of the Registrant, Silver Point Finance, LLC, Field Point I, Ltd., Field Point III, Ltd. and SPF CDO I, LLC is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2007 (File No. 000-27597).

10.6	Amendment No. 3 to Credit and Guaranty Agreement, dated as of January 5, 2007, by and among the Registrant, certain subsidiaries of the Registrant, Silver Point Finance, LLC, Field Point I, Ltd., Field Point II, Ltd., Field Point III, Ltd., SPCP Group, LLC, SPCP Group III LLC and SPF CDO I, LLC is incorporated herein by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2007 (File No. 000-27597).

10.7	Amendment No. 4 to Credit and Guaranty Agreement, dated as of February 13, 2007, by and among the Registrant, certain subsidiaries of the Registrant, Silver Point Finance, LLC, Field Point I, Ltd., Field Point II, Ltd., Field Point III, Ltd., SPCP Group, LLC, SPCP Group III LLC and SPF CDO I, Ltd. is incorporated herein by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2007 (File No. 000-27597).

10.8	Warrant Purchase Agreement, dated as of February 13, 2007, by and among the Registrant, SPCP Group, LLC and SPCP Group III LLC is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed February 20, 2007 (File No. 000-27597).

10.9	Warrant, dated as of February 13, 2007, issued by the Registrant to SPCP Group, LLC is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed February 20, 2007 (File No. 000-27597).

10.10	Warrant, dated as of February 13, 2007, issued by the Registrant to SPCP Group III LLC is incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed February 20, 2007 (File No. 000-27597).

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of KPMG LLP.

23.2	Consent of BRL Law Group LLC (included in Exhibit 5.1).

23.3	Consent of Ernst & Young LLP.

*24.1	Power of Attorney (included on signature page to this Registration Statement).

*	Previously filed.